UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				(Amendment No. 1)

                  Primus Telecommunications Group, Incorporated
                                (Name of Issuer)

                         Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                   741929301
                                 (CUSIP Number)

                               December 31, 2009
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               CUSIP No. 741929301


       1.    Names of Reporting Persons.

             Altai Capital Management, LLC

	     I.R.S. Identification Nos. of above person: 30-0571180

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 750,366
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 750,366

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             750,366

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.82%

       12.   Type of Reporting Person

	     HC

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                               CUSIP No. 741929301


       1.    Names of Reporting Persons.

             Altai Capital Master Fund, Ltd

	     I.R.S. Identification Nos. of above person: 98-0636830

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Cayman Islands

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 750,366
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 750,366

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             750,366

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.82%

       12.   Type of Reporting Person

	     OO

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                               CUSIP No. 741929301


       1.    Names of Reporting Persons.

             Altai Capital Management, L.P.

	     I.R.S. Identification Nos. of above person: 27-0488863

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware, United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 750,366
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 750,366

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             750,366

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.82%

       12.   Type of Reporting Person

	     IA

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                               CUSIP No. 741929301


       1.    Names of Reporting Persons.

             Steve Tesoriere

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 750,366
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 750,366

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             750,366

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.82%

       12.   Type of Reporting Person

	     HC

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                               CUSIP No. 741929301


       1.    Names of Reporting Persons.

             Rishi Bajaj

       2.    Check the Appropriate Box if a Member Of a Group

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

      			     5.  Sole Voting Power: 0
Number of Shares
    			     6.  Shared Voting Power: 750,366
Beneficially Owned by
        		     7.  Sole Dispositive Power: 0
Each Reporting Person With:
     			     8.  Shared Dispositive Power: 750,366

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person

             750,366

       10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

       11.   Percent of Class Represented by Amount in Row (9)

	     7.82%

       12.   Type of Reporting Person

	     HC

Item 1. (a)  Name of Issuer: Primus Telecommunications Group, Incorporated

        (b)  Address of Issuer's Principal Executive Offices:

	     7901 Jones Branch Drive, Suite 900
	     McLean, Virginia 22102

Item 2. (a)  Name of Person Filing:

             Altai Capital Management, LLC
             Altai Capital Master Fund, Ltd
             Altai Capital Management, L.P.
             Steve Tesoriere
             Rishi Bajaj

        (b)  Address of Principal Business Office, or, if None, Residence:

	     The address of the principal business office of each Reporting Person is

	     152 West 57th Street, 10th Floor
	     New York, NY 10019
	     United States

        (c)  Citizenship:
             Please refer to Item 4 for each Reporting Person

        (d)  Title of Class of Securities:
             Common Stock, $0.001 par value

        (e)  CUSIP No.: 741929301

Item 3. This Statement is filed pursuant to Rule 13d-1(c).

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Item 4.  Ownership

         Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

	 The percentages used to calculate beneficial ownership are based upon the 9,600,000 shares of Commmon Stock that are outstanding as of September 30, 2009 as reported by the Company in its Form 10-Q for the quarterly period ended September 30, 2009, filed on November 16, 2009.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

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Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 2010

                                          Altai Capital Management, LLC

                                          By: /s/ Steve Tesoriere
                                          --------------------------
                                          Name: Steve Tesoriere
                                          Title: Manager


                                          Altai Capital Master Fund, Ltd

                                          By: /s/ Toby Symonds
                                          --------------------------
                                          Name: Toby Symonds
                                          Title: Director


                                          Altai Capital Management, L.P.

                                          By: /s/ Steve Tesoriere
                                          --------------------------
                                          Name: Steve Tesoriere
                                          Title: Managing Principal


                                          By: /s/ Steve Tesoriere
                                          ----------------------------
                                          Name:  Steve Tesoriere


                                          By: /s/ Rishi Bajaj
                                          ----------------------------
                                          Name:  Rishi Bajaj


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			JOINT FILING AGREEMENT


The undersigned hereby agree that the Statement on this Schedule 13G/A, dated February 16, 2010, (the "Schedule 13G/A"), with respect to the Common Stock, $0.001 par value per share, of Primus Telecommunications Group, Incorporated is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this
Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G/A, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 16th day of February 2010.

                                          Altai Capital Management, LLC

                                          By: /s/ Steve Tesoriere
                                          --------------------------
                                          Name: Steve Tesoriere
                                          Title: Manager


                                          Altai Capital Master Fund, Ltd

                                          By: /s/ Toby Symonds
                                          --------------------------
                                          Name: Toby Symonds
                                          Title: Director


                                          Altai Capital Management, L.P.

                                          By: /s/ Steve Tesoriere
                                          --------------------------
                                          Name: Steve Tesoriere
                                          Title: Managing Principal


                                          By: /s/ Steve Tesoriere
                                          ----------------------------
                                          Name:  Steve Tesoriere


                                          By: /s/ Rishi Bajaj
                                          ----------------------------
                                          Name:  Rishi Bajaj

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